Exhibit 10

TRANSITION AND TERMINATION AGREEMENT

THIS TRANSITION AND TERMINATION AGREEMENT (this “Agreement”) is made as of this 22nd day of July, 2004, by and between Comcast of Montana/Indiana/Kentucky/Utah (f/k/a InterMedia Partners Southeast), a California general partnership (“Company”), and Insight Communications Company, L.P., a Delaware limited partnership (“Consultant”).

RECITALS

A. The Company and Consultant are parties to an Amended and Restated Consulting Agreement dated as of March 17, 2000, as amended (the “Consulting Agreement”), pursuant to which Consultant manages the day-to-day operations of the Systems (as defined therein) in accordance with the terms and provisions of the Consulting Agreement. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the meaning given to such terms in the Consulting Agreement.

B. The Company and Consultant desire to terminate the Consulting Agreement effective as of July 31, 2004 and provide for an orderly transition of the management and operations of the Systems from Consultant to the Company in accordance with the terms and provisions of this Agreement.

AGREEMENT

THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Company and Consultant, intending to be legally bound, agree as follows:

1. Termination. The Consulting Agreement will terminate on July 31, 2004 (the “Termination Date”) without any further action by the parties. Until the Termination Date, the Company and Consultant will continue to be subject to the Consulting Agreement and, except as otherwise provided herein, will continue to perform their respective obligations thereunder in accordance with its terms and conditions.

2. Transition.

2.1 Notification Requirements. Consultant will cooperate with and assist the Company with, at the Company’s expense, providing any notifications to the FCC, local franchising authorities, state agencies, customers and other third parties that are necessary to effectuate the termination of the Consulting Agreement and the transfer of management of the Systems to the Company in accordance with all applicable legal requirements.

2.2 IRU and Lease Agreements. The Company and Insight Communications Midwest, LLC have entered into the following agreements in the form attached hereto as Exhibit A: (i) Fiber Lease Agreement; (ii) Indefeasible Right of Use Agreement in favor of the Company, as grantee; and (iii) Indefeasible Right of Use Agreement in favor of Insight Communications Midwest, LLC, as grantee. Subject to the execution of these agreements and the provisions thereof, Consultant will have no other or additional obligations under Section 7.1 of the Consulting Agreement.

2.3 Ad Sales. Comcast Cablevision of Indianapolis, L.P. and Consultant d/b/a Insight Media Advertising will enter into an Advertising Representation Agreement on the date hereof in the form of Exhibit B hereto to be effective August 1, 2004.

2.4 Billing Services and Conversion. Consultant will cooperate with and assist the Company, at the Company’s expense, to allow for conversion of existing billing arrangements for the Systems. If the Company needs Consultant to provide any “Billing Services” (as defined below) to the Company subsequent to July 31, 2004 (the “Billing Cut-Over Date”), then the Company shall notify Consultant prior to the Billing Cut-Over Date and such services will be provided by Consultant. The Company shall pay the Consultant $7.00 per subscriber per month for such Billing Services (it being understood that this amount assumes a normal conversion process and level of Billing Services under the circumstances and does not include any additional costs or expenses that may arise or be incurred as a result of events or circumstances that are unforeseeable, which would be at the Company’s expense), and such Billing Services shall otherwise be on mutually acceptable terms and conditions to be agreed upon prior to the Billing Cut-Over Date (including length of time). “Billing Services” means (i) access to and the right to use Consultant’s (or its appropriate affiliate’s) billing system computers, software and related fixed assets (including assets associated with lockbox payment processing) in connection with the Systems to allow for conversion of existing billing arrangements, (ii) continued provision of day-to-day billing services, including but not limited to, order entry, check-in, dispatch, and work order processing, and (iii) access to and rights to use Consultant’s (or its appropriate affiliate’s) data circuits to the extent necessary to permit the Hired Employees (as hereinafter defined) to access the Internet and e-mail in connection with the operation of the Systems until the Company is able to transfer computer and other related operations from Consultant’s data circuits to circuits maintained by the Company, provided it is understood that the Company will have read-only access and will not have the right or ability to change or manipulate the billing records and data. The Company shall indemnify, defend and hold harmless Consultant (and the other indemnified parties under Section 14.1 of the Consulting Agreement) from and against any pending or threatened claims, losses, liabilities and demands of every kind and nature whatsoever, including, without limitation, the costs as and when incurred of investigating and defending any such claims, liabilities and demands, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees and disbursements therefore, arising in connection with Consultant’s provision of the Billing Services to the Company, including, without limitation, the Company’s access to and use of the billing systems and related information; provided however, that the Company shall not be required to indemnify or hold harmless Consultant from any claims, losses, liabilities or demands which arise from actions (or failures to act) which are performed (or not performed) in bad faith or which arise out of willful misconduct, gross negligence or fraud by Consultant or its owners, agents or employees.

2.5. Other Transition Services. On or before the Termination Date Consultant will transfer possession to the Company of any assets purchased for the Company’s account for the Systems. Consultant will cooperate with the Company to have any such assets titled in Consultant’s name retitled in the Company’s name, including delivery of proper title documents, assignments, or otherwise, as applicable, provided that Consultant will be responsible for any transfer or similar taxes. During the period prior to the Termination Date, Consultant will provide the Company with respect to the Systems all of the services and assistance described on Schedule 2.5 hereto under the heading “Pre-Termination Date,” subject to the terms thereof and provided that the Company will reimburse Consultant for any out-of-pocket third party costs in providing such services and assistance that are not otherwise reimbursed under the Consulting Agreement. During the specified periods after the Termination Date, Consultant will provide the Company with respect to any of the Systems, any of the services and assistance described on Schedule 2.5 hereto under the heading “Post-Termination Date,” if and to the extent requested by the Company, subject to the terms thereof and provided that the Company will reimburse Consultant for any out-of-pocket third party costs in providing such services and assistance.

2.6 Regulatory Cooperation. Neither party will communicate with any franchising authorities or state agencies concerning this Agreement or the transactions contemplated hereby without prior consultation with and reasonable approval of the other party. To the extent necessary, Consultant will cooperate with the Company after the Termination Date regarding any franchise compliance or local or state regulatory matters which relate to any period prior to the Termination Date, provided that the Company will reimburse Consultant for any out-of-pocket third party costs in providing such cooperation.

3. Employee Matters.

3.1 The Company shall offer employment to all employees of the Systems as of the date hereof who continue to be employed on the Termination Date, other than the Retained Employees (as hereinafter defined) (“System Employees”). Schedule 3.1 includes a list of all System Employees by work location as of the date hereof (or earlier date specified on Schedule 3.1, but no earlier than June 30, 2004), showing the original hire date, then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization and indicating which of such employees Consultant desires to retain as its employees (the “Retained Employees”). Except as otherwise required by law, all employment offers shall include base compensation at least equal to the employee’s rate of base compensation as of the Termination Date. Consultant shall make the personnel files of the System Employees available for review upon request by the Company, subject to written consent of the applicable System Employees.

3.2 As of the Termination Date, Consultant shall, and shall cause its appropriate affiliates to, terminate the employment of all employees of Consultant that are employed in connection with the Systems that become employees of the Company as of the Termination Date (“Hired Employees”). If Consultant’s termination of any System Employee who has been offered a position with the Company results in severance entitlement to such employee under Consultant’s severance benefit plan, the Company shall not be responsible for any such costs. Notwithstanding any of the foregoing, the Company will not solicit any System Employee to commence employment with the Company prior to the Termination Date (other than through general advertisements and other solicitations not directed to any System Employee), without the written consent of Consultant. The Consultant will not solicit for employment prior to, on or after the Termination Date, any Hired Employees (other than after the Termination Date, through general advertisements and other solicitations not directed to any such employee).

3.3 Attached as Schedule 3.3 is a listing of correct vacation balances and the value of such balances for each System Employee as of June 30, 2004 (which Consultant will update as of the Termination Date). Any vacation time due to an employee as a “carry over” from a previous vacation year shall be paid to the employee in cash by the Consultant on or before the employee’s Termination Date. Notwithstanding anything to the contrary herein, the Company or an affiliate of the Company shall (i) credit each Hired Employee the amount of vacation accrued for the current calendar year and unused by him or her as an employee of Consultant through and including the Termination Date, subject to any maximum vacation allowances applicable to employees of the Company; (ii) give each Hired Employee credit for such employee’s past service with Consultant or its affiliates as of the Termination Date as reflected on the list required by this Section (“Past Service”) (including past service with any prior owner or operator of such party to the extent such Hired Employee previously received credit for such service) for purposes of eligibility to participate in the Company’s employee welfare benefit plans (including medical, dental, flexible spending accounts, accident, life insurance plans and programs, disability plans, and other employee welfare benefits) (the “Company Welfare Plans”) that are generally available to other similarly situated employees of the Company and their dependents; (iii) give each Hired Employee credit for his or her Past Service for purposes of participation and vesting under the Company’s 401(k) plan, pension plan (but not for purposes of benefit accrual under any such plan), savings plan, profit-sharing and participation, but not vesting, in other stock plans that are generally available to other similarly situated employees of the Company; (iv) give each Hired Employee credit for such employee’s Past Service for any waiting periods under the Company Welfare Plans that are generally applicable to other similarly situated employees of the Company, and not subject any Hired Employees to any limitations on benefits for any preexisting conditions or requirements for evidence of insurability provided that the treatment is covered or level of benefit is available under the Company Welfare Plans; (v) credit each Hired Employee under any group health plans for any deductible and out-of-pocket expenses and similar limits applicable and previously met by a Hired Employee as of the Termination Date under Consultant’s or its affiliates’ group health plans for the plan year in which the transfer of employment occurs; and (vi) provide the Hired Employees as of the Termination Date with employee benefits and compensation no less favorable in the aggregate than those employee benefits and compensation that are generally applicable to other similarly situated employees of the Company.

3.4 If the Company discharges any Hired Employee without cause after the Termination Date, then (1) the Company shall pay cash severance benefits to such Hired Employee in accordance with the Company’s severance benefits plan and (2) the Company shall give such Hired Employee any non-cash severance benefits available to similarly situated employees of the Company, and shall in each case count the period of such Hired Employee’s employment with Consultant or its affiliates and with the Company or its affiliates for purposes of calculating severance benefits due to the Hired Employee pursuant to this sentence. For purposes of this Section, “cause” shall have the meaning generally applicable under the Company’s employment policies to similarly situated employees or such other meaning as may be required by applicable law or by contract covering such employee.

3.5 Nothing in the Section or elsewhere in this Agreement shall be deemed to make any employee of Consultant, the Company or their respective affiliates a third party beneficiary of this Agreement.

3.6 Notwithstanding any other provision of this Agreement or the Consulting Agreement, from and after the Termination Date, the Company shall continue to be solely responsible for any obligations of the Company under the Exchange Agreement pursuant to which the Systems were originally acquired by the Company, to the extent such obligations survive after the Termination Date. The Company shall indemnify and hold Consultant harmless from any claim relating to such surviving obligations under the Exchange Agreement arising from or relating to periods from and after the Termination Date.

3.7 The Consultant shall, as of the Termination Date, if requested by the Company cause the 401(k) and other profit sharing and retirement plan balances of the Hired Employees to become 100% vested. The Consultant shall cooperate with the Company to facilitate the rollover of qualified retirement balances and any outstanding loan(s) to the Company’s 401(k) plan if the Hired Employee so elects.

4. Effect of Termination. Effective upon the Termination Date, the Consulting Agreement shall be terminated pursuant to Section 16 thereof and the Company shall remain responsible for paying Consultant all compensation and reimbursable expenses accrued up to the Termination Date, which shall be paid within 30 days after the Termination Date. In addition, the parties will cooperate to agree upon a final reconciliation of any additional expense items that have been prepaid by the Consultant on the Company’s behalf or that have been accrued and reimbursed by the Company but not yet paid by the Consultant and make an appropriate net payment within 30 days after the Termination Date. After the Termination Date, Consultant shall forward to the Company customer payments and other amounts that are Company property received by Consultant before, on or after the Termination Date, and the provisions of Section 14 (Indemnification) of the Consulting Agreement shall survive the termination of the Consulting Agreement in accordance with their terms.

5. Miscellaneous.

5.1 Enforceability. Each party represents that this Agreement has been duly authorized by all necessary legal action on the part of such party, has been duly executed and delivered, and constitutes the valid and legally binding obligation of such party, enforceable against it in accordance with its terms.

5.2 Publicity. The parties will not issue any press release or make any other public announcement or communicate with the other party’s employees concerning this Agreement or the transactions contemplated hereby without prior consultation with and approval of the other party.

5.3 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns in accordance with its terms.

5.4 Amendments. This Agreement may not be modified, altered or amended in any manner except by an agreement in writing, duly executed by both parties hereto.

5.5 Governing Law. All matters affecting the interpretation of this Agreement and the rights of the parties hereto shall be governed by the laws of the State of Delaware, without regard to its conflict of law principles.

5.6 Severability. Each of the respective rights and obligations of the parties hereunder shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.

5.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and the parties hereto hereby acknowledge that there have not been and are no representations, warranties, covenants or understandings other than those expressly set forth herein which relate to the subject matter hereof.

5.8 Counterparts. This Letter Agreement may be executed in counterparts, by original or facsimile signatures, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Transition and Termination Agreement as of the date first written above.

CONSULTANT:

INSIGHT COMMUNICATIONS COMPANY, L.P.

By:	Insight Communications Company, Inc., its general partner

By:
Name:
Title:

COMPANY:

COMCAST OF MONTANA/INDIANA/KENTUCKY/UTAH

By:	TCI Central, Inc.,
its general partner

By:
Name:
Title: